Free Writing Prospectus pursuant to Rule 433 dated March 18, 2025

Registration Statement No. 333-284538

Autocallable Equity-Linked Notes due
OVERVIEW

The notes do not bear interest. The notes will mature on the stated maturity date unless they are automatically called on the call observation date. Your notes will be automatically called on the call observation date if the closing price of the common stock of Walmart Inc. on such date is greater than or equal to the initial index stock price (set on the trade date and will be an intra-day price or the closing price of one share of the index stock on the trade date), resulting in a payment on the call payment date for each $1,000 face amount of your notes equal to $1,135.

If your notes are not automatically called, the amount that you will be paid on your notes on the stated maturity date will be based on the performance of the index stock as measured from the trade date to and including the determination date.

If the final index stock price on the determination date is greater than or equal to the initial index stock price, the return on your notes will be positive or zero and will equal 1.5 times the index stock return. If the final index stock price declines by up to 30% from the initial index stock price, you will receive the face amount of your notes.

If the final index stock price declines by more than 30% from the initial index stock price, the return on your notes will be negative. You could lose your entire investment in the notes.

You should read the accompanying preliminary prospectus supplement dated June 3, 2024, which we refer to herein as the accompanying preliminary prospectus supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
CUSIP/ISIN:	40058HCW7 / US40058HCW79
Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Index stock:	the common stock of Walmart Inc. (current Bloomberg ticker: “WMT UN”)
Trade date:	expected to be March 21, 2025
Original issue date:	expected to be March 26, 2025
Determination date:	expected to be March 22, 2027
Stated maturity date:	expected to be March 25, 2027
Payment amount at maturity (for each $1,000 face amount of your notes):
●
if the index stock return is positive or zero (the final index stock price is greater than or equal to the initial index stock price), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 1.5 times (c) the index stock return;
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if the index stock return is negative but not below -30% (the final index stock price is less than the initial index stock price, but not by more than 30%), $1,000; or
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if the index stock return is negative and is below -30% (the final index stock price is less than the initial index stock price by more than 30%), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the index stock return.

Company’s redemption right (automatic call feature):

if a redemption event occurs, then the outstanding face amount will be automatically redeemed in whole and the company will pay an amount in cash on the call payment date, for each $1,000 of the outstanding face amount, equal to $1,135

Redemption event:	a redemption event will occur if, as measured on the call observation date, the closing price of the index stock is greater than or equal to the initial index stock price
Initial index stock price:	an intra-day price or the closing price of one share of the index stock on the trade date
Final index stock price:	the closing price of one share of the index stock on the determination date
Index stock return:	the quotient of (i) the final index stock price minus the initial index stock price divided by (ii) the initial index stock price, expressed as a percentage
Call observation date:	expected to be March 30, 2026
Call payment date:	expected to be April 2, 2026
Estimated value range:	$925 to $955 (which is less than the original issue price; see accompanying preliminary prospectus supplement)

Hypothetical Payment on the Call Payment Date

If your notes are automatically called on the call observation date (i.e., on the call observation date the closing price of the index stock is greater than or equal to the initial index stock price), the amount in cash that we would deliver for each $1,000 face amount of your notes on the call payment date would be $1,135. If, for example, the closing price of the index stock on the call observation date were determined to be 130% of the initial index stock price, your notes would be automatically called and the amount in cash that we would deliver on your notes on the call payment date would be 113.5% of the face amount of your notes or $1,135 for each $1,000 of the face amount of your notes.

Hypothetical Payment Amount At Maturity

The Notes Have Not Been Automatically Called
Hypothetical Final Index Stock Price (as a % of the Initial Index Stock Price)	Hypothetical Payment Amount at Maturity (as a % of Face Amount)
200.000%	250.000%
175.000%	212.500%
150.000%	175.000%
125.000%	137.500%
100.000%	100.000%
90.000%	100.000%
80.000%	100.000%
70.000%	100.000%
69.999%	69.999%
30.000%	30.000%
25.000%	25.000%
0.000%	0.000%

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and preliminary prospectus supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement and preliminary prospectus supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement and preliminary prospectus supplement if you so request by calling (212) 357-4612.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

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Preliminary prospectus supplement dated March 17, 2025
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Prospectus supplement dated February 14, 2025
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Prospectus dated February 14, 2025

RISK FACTORS

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary prospectus supplement, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Additional Risk Factors Specific to Your Notes” in the accompanying preliminary prospectus supplement, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary prospectus supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

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The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes
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The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
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The Amount You Will Receive on the Call Payment Date or on the State Maturity Date is Not Linked to the Closing Price of the Index Stock at Any Time Other Than on the Call Observation Date or the Determination Date, as the Case May Be
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You May Lose Your Entire Investment in the Notes
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The Return on Your Notes May Change Significantly Despite Only a Small Change in the Price of the Index Stock
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The Amount You Will Receive on the Call Payment Date Will Be Capped
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Your Notes Are Subject to Automatic Redemption
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Your Notes Do Not Bear Interest
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The Market Value of Your Notes May Be Influenced By Many Unpredictable Factors
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Your Notes May Not Have an Active Trading Market
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If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected
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If the Market Price of the Index Stock Changes, the Market Value of Your Notes May Not Change in the Same Manner
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We Will Not Hold Shares of the Index Stock for Your Benefit
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You Have No Shareholder Rights or Rights to Receive Any Index Stock
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In Some Circumstances, the Payment You Receive On the Notes May Be Based On the Securities of Another Company and Not the Issuer of the Index Stock
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Past Index Stock Performance is No Guide to Future Performance
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As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes
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The Calculation Agent Can Postpone the Call Observation Date or the Determination Date, as the Case May Be, If a Market Disruption Event or a Non-Trading Day Occurs or is Continuing

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There is No Affiliation Between the Index Stock Issuer and Us
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You Have Limited Anti-Dilution Protection
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We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

Risks Related to Conflicts of Interest

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Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes
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Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes
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Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
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You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
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Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Issuer of the Index Stock or Other Entities That Are Involved in the Transaction
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The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties
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Other Investors in the Notes May Not Have the Same Interests as You

Additional Risks Related to the Index Stock

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The Index Stock Has a Very Limited Trading History

Risks Related to Tax

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Certain Considerations for Insurance Companies and Employee Benefit Plans
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The Tax Consequences of an Investment in Your Notes Are Uncertain
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Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the index stock, the terms of the notes and certain risks.

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

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The Return on Indexed Notes May Be Below the Return on Similar Securities
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The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
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An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment

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An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
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We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
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Information About an Index or Indices May Not Be Indicative of Future Performance
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We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

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The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
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The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the index stock, the terms of the notes and certain risks.